Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188549

Prospectus Supplement No. 1 to the Prospectus Dated May 10, 2013

Prospectus Supplement No. 19 to the Prospectus Dated August 30, 2011

Issued October 25, 2013

CROSSROADS SYSTEMS, INC.

This prospectus dated October 25, 2013 supplements and amends

(i)	our prospectus dated May 10, 2013 relating to 639,621 shares of our issued and outstanding common stock, 4,231,154 shares of our common stock issuable upon conversion of our 5.0% Series F Convertible Preferred Stock, 3,737,298 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock and up to 627,587 shares of common stock that may be issued as dividends on the convertible preferred stock; and

(ii)	our prospectus dated August 30, 2011 relating to 3,154,579 shares of our common stock, 1,020,970 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling security holders pursuant to this prospectus and 1,020,970 additional shares of common stock issuable upon exercise of the warrants for sale by our security holders from time to time.

You should read this prospectus supplement in conjunction with the prospectus dated May 10, 2013 and/or the prospectus dated August 30, 2011, each as supplemented from time to time, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectuses, including any amendments or supplements to the prospectuses. This prospectus supplement is qualified by reference to the prospectuses, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectuses and any amendments or supplements to the prospectuses.

This prospectus supplement includes our Current Reports on Form 8-K filed with the Securities and Exchange Commission, on September 24, 2013, October 16, 2013 and October 24, 2013 (none of which include any information furnished under Item 9.01 of the Current Report on Form 8-K).

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of both our prospectus dated May 10, 2013 and our prospectus dated August 30, 2011 and under similar headings in any amendments or supplements to the prospectuses, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 18, 2013, Crossroads Systems, Inc. (the “Company”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that the Company no longer complies with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2.5 million. Since the Company’s Form 10-Q for the period ended July 31, 2013, filed with the Securities and Exchange Commission on September 13, 2013 reported stockholders’ equity of $(6,167,000) and as of September 17, 2013 the Company does not meet the alternatives of market value of listed securities or net income from continuing operations, the Company no longer complies with the Nasdaq Listing Rules.

The Notice does not result in the immediate delisting of the registrant’s common stock from the Nasdaq Capital Market. Rather, under the Nasdaq Listing Rules, the registrant has 45 calendar days from the date of the Notice, or until November 4, 2013, to submit to Nasdaq a plan to regain compliance.

If a plan is submitted and accepted, the Company can be afforded up to 180 calendar days, or until March 17, 2014, to regain compliance. If a plan is submitted and not accepted, the Company may appeal to a Nasdaq Hearings Panel.

The Company is currently evaluating various alternative courses of action to regain compliance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: September 24, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 11, 2013, Lone Star Value Investors, LP entered into a stock purchase plan (the “Purchase Plan”) pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to the Purchase Plan, shares of common stock of Crossroads Systems, Inc. (the “Company”) would be periodically purchased on behalf of Lone Star Value Investors, LP as described below. Jeffrey E. Eberwein, Chairman of the Board of the Company, is the founder of Lone Star Value Investors, LP, and may be deemed to beneficially own shares of the Company’s common stock purchased or held by Lone Star Value Investors, LP.

The Purchase Plan becomes effective on October 21, 2013 and will terminate on December 31, 2014, unless earlier terminated in accordance with its terms. Under the Purchase Plan, a broker dealer will make periodic purchases of the Company’s common stock at prevailing market prices, subject to price thresholds specified in the plan, daily maximum share purchase amounts and a maximum aggregate amount of share purchases over the life of the Purchase Plan. Transactions under the Purchase Plan will be reported to the Securities and Exchange Commission where required by applicable securities laws, rules and regulations.

The Purchase Plan is intended to comply with the Company’s insider trading policy and the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit an officer, director or employee who is not then in possession of material non-public information to enter into a pre-arranged plan for buying or selling Company stock under specified conditions and at specified times.

The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any directors, officers or other employees in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: October 15, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 24, 2013, Crossroads Systems, Inc. (the “Company”) began to implement a plan to reduce the Company workforce by approximately 40% by notifying affected employees. This action is intended to reduce operating expenses, conserve cash and align the company’s infrastructure with anticipated revenue opportunities. Crossroads will focus sales and marketing efforts on the Company’s previously announced strategy of primarily leveraging OEM and strategic partners with respect to the Crossroads StrongBox® product.

As a result of the reduction, the Company estimates that it will record an aggregate restructuring charge of approximately $450,000 in the fourth fiscal quarter of 2013. Approximately $140,000 in cash expenditures will be made in the fourth fiscal quarter of 2013 for personnel-related expenses, including severance and payment of accrued vacation time to terminated employees. The remaining amount of approximately $310,000 may be paid for severance to terminated employees in the first fiscal quarter of 2014 or in a future period. The Company expects aggregate annual cost savings of these reductions in force and realignment of its efforts with respect to StrongBox to equal approximately $5.5 million beginning in fiscal year 2014. The reduction in operating expense will occur primarily in sales and marketing and research and development. The estimates of total charges and cash expenditures that the Company actually incurs, as well as it future reduction in operating expense and the timing thereof, in connection with the workforce reduction, are subject to a number of assumptions; actual results may materially differ.

This Current Report on Form 8-K includes forward-looking statements that relate to the business and future events or future performance of the Company including, but not limited to, statements related to the estimated charges for the reduction in force, including related estimated cash expenditures and savings, and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements included herein involve known and unknown risks, uncertainties and other factors including the risk that restructuring costs may be greater than currently anticipated, risks related to the impact of the workforce reduction on the Company’s business and unanticipated charges not currently contemplated that may occur as a result of the reduction in force. Such risks may cause the Company’s actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such risks Words such as, but not limited to, “designed,” "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements in this Current Report on Form 8-K are based on management's beliefs and opinions at the time the statements are made. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: October 24, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer